Exhibit 99.1

TRC Fourth Quarter Net Income

Increased 44% to $0.25 Per Share

Fiscal 2004 Net Income Increased 34% to $0.85 Per Share

Windsor, CT  —  August 12, 2004  — TRC (NYSE:TRR) announced today that net income increased 44% for the fourth quarter and 34% for fiscal 2004 compared to the same periods last year, driven by record revenue and improved operating margin.

Fourth Quarter Results

Gross revenue for the fourth quarter ended June 30, 2004 increased 17% to $94.3 million from $80.7 million for the fourth quarter of fiscal 2003.  Net service revenue for the fourth quarter of fiscal 2004 increased 7% to a record $61.0 million from $57.0 million for the same period of the prior year.

Net income for the fiscal 2004 fourth quarter increased 44% to $3.8 million, or $0.25 per diluted share.  This compares to net income for the fourth quarter of fiscal 2003 of $2.6 million, or $0.17 per diluted share.  Operating margin for this year’s fourth quarter increased to 11.2% from 8.3% a year ago.

Fiscal 2004 Results

Gross revenue for fiscal 2004 increased 17% to $368.8 million from $315.6 million for fiscal 2003. Net service revenue for fiscal 2004 increased 7% to $233.6 million from $217.3 million for the prior year.

Net income for fiscal 2004 increased to $13.2 million, or $0.85 per diluted share.  This compares to net income for fiscal 2003 of $9.8 million, or $0.65 per diluted share, after a charge for the cumulative effect of an accounting change of $2.4 million, or $0.17 per diluted share.

Operations Review

“We are pleased by the improvement in operating margin for the fourth quarter, which confirms that TRC is back on track in the implementation of our strategic plan,” said Chairman and Chief Executive Officer Dick Ellison.

“The foundation of TRC’s success is strong relationships with our customers.  We have built these relationships on TRC’s well-earned reputation for responsiveness and consistently high-quality performance, and on our ability to provide solutions that no one else can provide to the new challenges created by a growing population, advances in technology, and changes in government regulations and public opinion.

“TRC thrives in a dynamic environment by anticipating our clients’ evolving service requirements.  The human capital and technological know-how we have accumulated over the years through internal growth and acquisitions give us the ability to recognize emerging opportunities.  With our experience and entrepreneurial spirit we have the confidence to transform these opportunities into value-added solutions with attractive margins and high growth potential.  This approach has established TRC as the technology and service leader in key markets where our expertise is unmatched.”

(more)

Ellison continued, “Issues related to water, transportation, energy, and the environment are among the primary constraints to the nation’s growth today and will remain so for the foreseeable future.  And while opportunities for TRC abound virtually everywhere in the country, we have refined our strategic plan by primarily directing our resources on what we expect will be the largest geographic markets for our services:  the Southern Connecticut-to-Philadelphia corridor, which includes New York and New Jersey; the Texas/Louisiana/Oklahoma region; and the Far West, including California, Las Vegas, and Phoenix.  We believe that focusing our efforts on these high-growth markets is the best way to take advantage of our unique competitive position.”

“Based on the quality of our net service revenue backlog, and our expectation for continued modest expansion of the U.S. economy, the outlook is for further growth in net service revenue, operating margin, and net income this year.  We currently expect net income for fiscal 2005 to increase by 20% to 30% compared to fiscal 2004,” Ellison concluded.

Conference Call

TRC will host a conference call at 11:00 a.m. EST today.  A simultaneous WebCast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. ET at this same Internet address, or at (800) 633-8284, reservation #21204783.

About TRC

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at  www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

(tables attached)

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TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
(in thousands, except per share data)	2004	2003	2004	2003

Gross revenue	$94,306	$80,671	$368,834	$315,605
Less subcontractor costs and direct charges	33,266	23,648	135,249	98,279
Net service revenue	61,040	57,023	233,585	217,326

Operating costs and expenses:
Cost of services	50,751	49,108	195,621	184,489
General and administrative expenses	2,081	1,636	8,584	6,491
Depreciation and amortization	1,375	1,540	5,698	5,142
	54,207	52,284	209,903	196,122
Income from operations	6,833	4,739	23,682	21,204
Interest expense	350	433	1,449	1,400
Income before taxes	6,483	4,306	22,233	19,804
Federal and state income tax provision	2,658	1,658	9,065	7,625
Income before accounting change	3,825	2,648	13,168	12,179
Cumulative effect of accounting change, net of income taxes of $1,478	—	—	—	(2,361)
Net income	3,825	2,648	13,168	9,818
Dividends and accretion charges on preferred stock	184	213	735	766
Net income available to common shareholders	$3,641	$2,435	$12,433	$9,052

Basic earnings per common share:
Before accounting change	$0.26	$0.18	$0.91	$0.87
Cumulative effect of accounting change	—	—	—	(0.18)
	$0.26	$0.18	$0.91	$0.69

Diluted earnings per common share:
Before accounting change	$0.25	$0.17	$0.85	$0.82
Cumulative effect of accounting change	—	—	—	(0.17)
	$0.25	$0.17	$0.85	$0.65

Average shares outstanding:
Basic	13,855	13,400	13,684	13,090
Diluted	15,419	14,165	15,477	13,917

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of June 30,
(in thousands, except share data)	2004	2003
ASSETS
Current assets:
Cash	$3,468	$5,120
Accounts receivable, less allowances for doubtful accounts	116,704	99,758
Insurance recoverable - environmental remediation	1,647	2,361
Income taxes refundable	656	—
Deferred income tax benefits	312	1,768
Prepaid expenses and other current assets	2,130	2,347
	124,917	111,354

Property and equipment, at cost	44,612	41,059
Less accumulated depreciation and amortization	27,569	23,611
	17,043	17,448
Goodwill	111,829	102,748
Investments in and advances to unconsolidated affiliates	7,030	5,355
Long-term insurance receivable	2,879	3,455
Long-term insurance recoverable - environmental remediation	13,358	14,397
Other assets	5,961	5,829
	$283,017	$260,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,229	$1,894
Accounts payable	16,024	14,441
Accrued compensation and benefits	13,811	10,773
Income taxes payable	—	866
Billings in advance of revenue earned	6,338	5,162
Environmental remediation liability	1,647	2,361
Other accrued liabilities	8,014	6,090
	47,063	41,587
Non-current liabilities:
Long-term debt, net of current portion	41,398	43,065
Deferred income taxes	8,578	8,062
Long-term environmental remediation liability	13,358	14,397
	63,334	65,524

Mandatorily redeemable preferred stock	14,823	14,711

Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued as mandatorily redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 14,837,657 and 13,894,678 shares issued and outstanding, respectively, at June 30, 2004 and 14,429,570 and 13,486,590 shares issued and outstanding, respectively, at June 30, 2003	1,484	1,443
Additional paid-in capital	98,570	92,157
Note receivable	—	(146)
Retained earnings	60,640	48,207
	160,694	141,661
Less treasury stock, at cost	2,897	2,897
	157,797	138,764
	$283,017	$260,586